Exhibit 10.9
Amendment #9 to Lease
1. Parties.
     This Amendment, dated as of January 29, 2010, is between 400 Minuteman LLC (“Landlord”), and NaviSite, Inc. (“Tenant”).
2. Recitals.
     2.1 Landlord’s predecessor in interest, 400 Minuteman Limited Partnership, and Tenant entered into a lease, dated as of May 14, 1999, for space in the building at 400 Minuteman Road, Andover, Massachusetts (as now or hereafter amended or extended, the “Lease”). Unless otherwise defined, terms in this Amendment have the same meanings as those in the Lease.
     2.2 Tenant wishes to: (a) install a new plumbing supply system to provide a separately metered path for water provided by the Town of Andover to supply the Building’s rooftop cooling towers (the “New Water Supply System”); and (b) install a new 6” diameter well in the Project (the “New Well”) and associated equipment to provide an additional source of water for the Building’s rooftop cooling towers in case of emergencies where water provided by the Town of Andover is unavailable. To accomplish this, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree and the Lease is amended as follows as of this date, notwithstanding anything to the contrary:
3. Amendments.
     3.1 Definitions.
          (a) “Equipment” means the New Water Supply System, the New Well, all associated pumps, controls, meters and piping, the other equipment and items described in Exhibit A-9 attached, and all associated plumbing, wiring, ducts and other equipment and items now or in the future installed or used in connection with the installation, operation, maintenance and repair of the New Water Supply System, the New Well, and all replacements thereof.
          (b) “Installation and Operation” means the Equipment’s installation, operation, maintenance, repair and replacement, including without limitation: all well-drilling, casing and capping; all electrical and plumbing work; all permits and approvals; and all site work, which includes, without limitation, contacting and coordinating with local utilities to determine the location of all existing underground utilities; adequately protecting all existing utilities; protecting lawns and landscaped areas from damage; cutting and repairing lawn and shrub areas so that the finished project matches existing conditions; cutting, relocating and repairing underground irrigation piping as required; trenching for piping and electrical conduit from the Building to the well location; disposing of excess or contaminated soils; and using Landlord-approved soils/materials for back fill of newly excavated trenches.
          (c) “Drawings” means the drawings and specifications listed in Exhibit B-9 attached, and any additional or modified drawings, plans and specifications specifically approved or required by Landlord in writing.
     3.2 Installation; Maintenance.

          (a) The Equipment will be installed as soon as reasonably possible in the locations specified in the Drawings and Exhibit C-9 attached, diligently and in a good and workmanlike manner, and in accordance with the Drawings, applicable Laws, the Lease (including, without limitation, this Amendment and Section 13 of the Lease), and Landlord’s scheduling and coordination requirements, which may take into account, among other things, WSI Corporation’s scheduling and operating requirements (WSI Corporation is another Building tenant).
          (b) Tenant understands that WSI Corporation uses its space “24/7” for critical functions, including national TV broadcasts. Thus, in addition to its other obligations, Tenant will ensure at its cost that the Installation and Operation do not disrupt or interfere with WSI Corporation’s operations, whether because of noise, vibration, leaks or otherwise. This may require, for example, additional measures that go beyond typical installations. Without limiting the generality of Section 3.2(a) in any way, considering the work scope and the critical nature of the operations of Tenant and WSI Corporation in the Building: Landlord may control the timing, means and methods of the Installation and Operation (and may require Tenant to perform some of the work before or after normal business hours); Landlord may hire H.F. Lenz and other professionals to review Tenant’s Drawings and inspect and supervise aspects of the Installation and Operation, and if so Tenant will pay their reasonable out-of-pocket fees and expenses (not to exceed $5,000 for the initial installation) within 15 days after invoices are submitted; and Landlord’s or its professionals’ review, inspections, supervision, approval, modification or rejection of the Drawings, any means or methods, or any other aspect of the Installation and Operation, will not be deemed a representation or warranty as to safety, efficacy, adequacy, effectiveness, compliance or other matters, or a waiver of any of Tenant’s Liabilities, or subject Landlord or those professionals to any claims from Tenant.
          (c) Tenant will be solely responsible at its cost for: the Equipment, the Installation and Operation, and all required permits and approvals; and for providing “as-built” plans within 30 days after the Equipment is installed. But Landlord reserves the right at Tenant’s cost and risk to perform any aspects of the Installation and Operation that affect the roof or the Building’s structure or that tie into the Building’s Systems and Equipment, and Tenant will pay Landlord’s reasonable out-of-pocket costs incurred within 30 days after invoices are submitted. Tenant will not remove the Equipment unless it promptly replaces it. All repairs and replacements will be of at least equivalent quality and specifications. When the Term ends Tenant will leave the Equipment in place and it will be deemed surrendered to Landlord without additional consideration.
          (d) Tenant will take all necessary steps to minimize any potential damage to the Building and the rest of the Project, but will be solely responsible for, and promptly repair at its cost to Landlord’s reasonable satisfaction, any damage caused by or arising from or in connection with the Equipment or the Installation and Operation.
     3.3 Liability. As a material inducement to Landlord: Tenant waives all claims against Landlord and its Affiliates in connection with the Equipment or the Installation and Operation, regardless of cause or fault (including, without limitation, Liabilities arising from or in connection with damage, breakage, defect or interruption of service, or Landlord’s gross negligence or willful misconduct); and Tenant will indemnify Landlord and its Affiliates from all associated Liabilities (except for Liabilities directly caused by Landlord’s gross negligence or willful misconduct).

3.4 Miscellaneous. Without limiting the generality of Section 3.2(a), Tenant’s contractors and subcontractors at all times will carry occurrence-based liability insurance in amounts and on policy forms reasonably satisfactory to Landlord and all other insurance required by the Lease, name Landlord and its designees as additional insureds and provide complying certificates of insurance before beginning work. Tenant agrees that Landlord has fully complied with its Lease obligations. This Amendment may be executed in counterparts, all of which together will constitute one agreement.
IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Amendment #9 as of the date in Section 1 above.

NAVISITE, INC.		400 MINUTEMAN LLC

By:	/s/ Jim Pluntze	By:	Minuteman Master LLC, Sole Member
Name: Jim Pluntze
	Title: CFO		By:	150 Minuteman Limited Partnership,
	Authorized Signature			Managing Member

				By:	Niuna-150 Minuteman, Inc.,
General Partner

					By:	/s/ Martin Spagat

Name: Martin Spagat
Title: Vice President